Exhibit 10.15

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of November 30, 2016, by and between Bandwidth.com, Inc., a Delaware corporation (the “Bandwidth”), and Republic Wireless, Inc., a Delaware corporation (“Republic Wireless”).

RECITALS

WHEREAS, on the date hereof Republic Wireless is a wholly owned subsidiary of Bandwidth as a result of the consummation of the transactions described in the Restructuring Plan set forth in Schedule 1 to the Reorganization Agreement, dated as of November 30, 2016 (the “Reorganization Agreement”), to which Bandwidth and Republic Wireless are each parties;

WHEREAS, in accordance with the Reorganization Agreement, 100% of the issued and outstanding shares of capital stock of Republic Wireless will be distributed as a pro rata dividend to the holders of Bandwidth’s capital stock, with the effect that Republic Wireless will be spun-off (the “Spin-Off”) from Bandwidth, and Bandwidth will cease to have an equity interest in Republic Wireless; and

WHEREAS, Republic Wireless and Bandwidth desire that, following the Spin-Off, Bandwidth obtain from Republic Wireless the services described herein, and that Bandwidth compensate Republic Wireless for the performance of such services on the basis set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:

ARTICLE I

ENGAGEMENT AND SERVICES

Section 1.1 Engagement. Bandwidth engages Republic Wireless to provide to Bandwidth, commencing on the date of the Spin-Off (the “Spin-Off Effective Date”), the services set forth in Section 1.2 (collectively, the “Services”), and Republic Wireless accepts such engagement, subject to and upon the terms and conditions of this Agreement. The parties acknowledge that certain of the Services will be performed by officers, employees or consultants of Republic Wireless, who may also serve, from time to time, as officers, employees or consultants of other companies.

Section 1.2 Services.

(a) The Services will include the following, if and to the extent requested by Bandwidth during the Term of this Agreement:

(i)	technical and other similar assistance regarding any Priority 1 Event (as defined below) relating to Bandwidth’s operation of the “Phonebooth” solution after the Spin-Off Effective Date; for the purposes of this Agreement, the term “Priority 1 Event” means an error that results in an emergency condition that (A) makes the use or continued use by the end users of Phonebooth (as contrasted with any individual end user of Phonebooth) of any one or more functions of Phonebooth impossible, requires an immediate solution that is not already available to Bandwidth, and cannot be circumvented by a workaround;

(ii)	services to be performed by Republic Wireless’ legal department regarding the development and prosecution of patents with the United States Patent and Trademark Office and such other foreign authorities as requested from time to time; and

(iii)	such other services as Republic Wireless may obtain from its officers, employees and consultants in the management of its own operations that Bandwidth may from time to time request or require and for which Republic Wireless may agree to provide from time to time.

The Services are more completely described in Exhibit A attached hereto.

Section 1.3 Services Not to Interfere with Republic Wireless’ Business; No Material Change in Activity Levels or Scope. Bandwidth acknowledges and agrees that in providing Services hereunder Republic Wireless will not be required to take any action that would disrupt, in any material respect, the orderly operation of Republic Wireless’ business activities. Bandwidth also acknowledges and agrees that Republic Wireless will have no obligation to provide Services in a material volume or scope greater than needed by Bandwidth as of the Spin-Off; for example, Republic Wireless will have no obligation to provide Services in a volume or scope that might be necessary to support an acquisition by or of Bandwidth or an initial public offering of the capital stock of Bandwidth at any time during the Term (as defined below). Furthermore, Bandwidth also acknowledges and agrees that Republic Wireless will have no obligation to implement or support electronic tools or electronic systems related to the Services that were not utilized by Bandwidth as of the Spin-Off.

Section 1.4 Books and Records. Republic Wireless will maintain books and records, in reasonable detail in accordance with Republic Wireless’ standard business practices, with respect to its provision of Services to Bandwidth pursuant to this Agreement, including records supporting the determination of the Services Fee and other costs and expenses to Bandwidth pursuant to Article II (collectively, “Supporting Records”). Republic Wireless will give Bandwidth and its duly authorized representatives, agents, and attorneys reasonable access to all such Supporting Records during Republic Wireless’ regular business hours upon Bandwidth’s request after reasonable advance notice.

ARTICLE II

COMPENSATION

Section 2.1 Services Fee. Bandwidth agrees to pay, and Republic Wireless agrees to accept, fee(s) (the “Services Fees”) set forth on Exhibit A with respect to applicable Services utilized by Bandwidth during the Term of this Agreement, payable in monthly installments in arrears as set forth in Section 2.3. Bandwidth and Republic Wireless will review and evaluate the Services Fees for reasonableness semiannually during the Term and will negotiate in good faith to reach agreement on any appropriate adjustments to the Services Fee. Based on such review and evaluation, Bandwidth and Republic Wireless will agree on the appropriate effective date (which may be retroactive) of any such adjustment to the Services Fees.

Section 2.2 Cost Reimbursement. In addition to (and without duplication of) the Services Fee payable pursuant to Section 2.1, Bandwidth also will reimburse Republic Wireless for all direct out-of-pocket costs, with no markup (“Out-of-Pocket Costs”), incurred by Republic Wireless in performing the Services (e.g., postage and courier charges, travel, meals and entertainment expenses, and other miscellaneous expenses that are incurred by Republic Wireless in the conduct of the Services).

Section 2.3 Payment Procedures.

(a) Bandwidth will pay Republic Wireless, by wire or intrabank transfer of funds or in such other manner specified by Republic Wireless to Bandwidth, in arrears on or before the fifth (5th) day of each calendar month immediately following the calendar month during which Bandwidth utilized the applicable Services, beginning with January 5, 2017, the Services Fees then in effect.

(b) Any reimbursement to be made by Bandwidth to Republic Wireless pursuant to Section 2.2 will be paid by Bandwidth to Republic Wireless within 15 days after receipt by Bandwidth of an invoice therefor, by wire or intrabank transfer of funds or in such other manner specified by Bandwidth to Republic Wireless. Republic Wireless will invoice Bandwidth monthly for reimbursable expenses incurred by Republic Wireless on behalf of Bandwidth during the preceding calendar month as contemplated in Section 2.2; provided, however, that Republic Wireless may separately invoice Bandwidth at any time for any single reimbursable expense incurred by Republic Wireless on behalf of Bandwidth in an amount equal to or greater than $5,000.00. Any invoice or statement pursuant to this Section 2.3(b) will be accompanied by supporting documentation in reasonable detail consistent with Bandwidth’s own expense reimbursement policy.

(c) Any payments not made when due under this Section 2.3 will bear interest at the rate of 1.5% per month on the outstanding amount from and including the due date to but excluding the date paid.

Section 2.4 Survival. The terms and conditions of this Article II will survive the expiration or earlier termination of this Agreement.

ARTICLE III

TERM

Section 3.1 Term Generally. The term of this Agreement will commence on the Spin-Off Effective Date and will continue until the second anniversary of the Spin-Off Effective Date (the “Term”); provided, however, from and after the first anniversary of the Spin-Off Effective Date, Republic Wireless will have no obligation to provide any Services other than those Services identified as “Legal” on Exhibit A attached to this Agreement. This Agreement is subject to termination prior to the end of the Term in accordance with Section 3.3.

Section 3.2 Discontinuance of Select Services. At any time during the Term, on not less than thirty (30) days’ prior notice by Bandwidth to Republic Wireless, Bandwidth may elect to discontinue obtaining any of the Services previously obtained from Republic Wireless pursuant to this Agreement. In such event, Republic Wireless’ obligation to provide Services that have been discontinued pursuant to this Section 3.2, and Bandwidth’s obligation to compensate Republic Wireless for such Services, will cease as of the end of such 30-day period (or such later date as may be specified in the notice), and this Agreement will remain in effect for the remainder of the Term with respect to those Services that have not been so discontinued. Bandwidth and Republic Wireless will promptly reduce the Services Fees payable by Bandwidth as described pursuant to Exhibit A following the discontinuance of any Services. Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of discontinuance of any Service.

Section 3.3 Termination. This Agreement will be terminated prior to the expiration of the Term in the following events:

(a) at any time upon at least thirty (30) days’ prior written notice by Bandwidth to Republic Wireless;

(b) immediately upon written notice (or at any later time specified in such notice) by Republic Wireless to Bandwidth if a Change in Control or Bankruptcy Event occurs with respect to Bandwidth; or

(c) immediately upon written notice (or at any later time specified in such notice) by Bandwidth to Republic Wireless if a Change in Control or Bankruptcy Event occurs with respect to Republic Wireless.

For purposes of this Section 3.3, a “Change in Control” will be deemed to have occurred with respect to a party if a merger, consolidation, binding share exchange, acquisition, or similar transaction (each, a “Transaction”), or series of related Transactions, involving such party occurs as a result of which the voting power of all voting securities of such party outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 75% of the voting power of such party or the surviving entity of the Transaction outstanding immediately after such Transaction (or if such party or the surviving entity after giving effect to such Transaction is a subsidiary of the issuer of securities in such Transaction, then the voting power of all voting securities of such party outstanding immediately prior to such Transaction represent (by being converted into voting securities of such issuer) less than 75% of the voting power of the issuer outstanding immediately after such Transaction).

For purposes of this Section 3.3, a “Bankruptcy Event” will be deemed to have occurred with respect to a party upon such party’s insolvency, general assignment for the benefit of creditors, such party’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such party’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such party or for all or any substantial part of such party’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against Bandwidth or Republic Wireless, as applicable, of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

Each party will remain liable to the other for any required payment accrued prior to the termination of this Agreement.

ARTICLE IV

PERSONNEL AND EMPLOYEES

Section 4.1 Personnel to Provide Services.

(a) Republic Wireless will make available to Bandwidth, on a non-exclusive basis, the appropriate personnel (the “Personnel”) to perform the Services. The personnel made available to perform selected Services are expected to be substantially the same personnel who provide similar services in connection with the management and administration of the business and operations of Republic Wireless.

(b) Bandwidth acknowledges that:

(i) certain of the Personnel also will be performing services for Republic Wireless and/or other companies, from time to time, including certain Subsidiaries and Affiliates of Republic Wireless, in each case, while also potentially performing services directly for Bandwidth and certain of its Subsidiaries and Affiliates under a direct employment, consultancy or other service relationship between such Person and Bandwidth and irrespective of this Agreement; and

(ii) Republic Wireless may elect, in its discretion, to utilize independent contractors rather than employees of Republic Wireless to perform Services from time to time, and such independent contractors will be deemed included within the definition of “Personnel” for all purposes of this Agreement.

Section 4.2 Republic Wireless as Payor. The parties acknowledge and agree that Republic Wireless, and not Bandwidth, will be solely responsible for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any) and other compensation applicable to all Personnel; provided, however, that Bandwidth is responsible for the payment of the Services Fees in accordance with Section 2.1. All Personnel will be subject to the personnel policies of Republic Wireless and will be eligible to participate in Republic Wireless’ employee benefit plans to the same extent as similarly situated employees of Republic Wireless performing services in connection with Republic Wireless’ business. Except as otherwise provided by the Tax Sharing Agreement, Republic Wireless will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of all Personnel and other such employment related taxes as are required by law. Each of Bandwidth and Republic Wireless will cooperate with the other to facilitate the other’s compliance with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment or engagement of all Personnel by either party.

Section 4.3 Additional Employee Provisions. Republic Wireless will have the right to terminate its employment of any Personnel at any time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Republic Wireless. Republic Wireless represents and warrants to Bandwidth as follows:

(a) Republic Wireless is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Republic Wireless has the power and authority to enter into this Agreement and to perform its obligations under this Agreement, including the Services.

(c) Republic Wireless is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

(d) The individual executing this Agreement on behalf of Republic Wireless has the authority to do so.

Section 5.2 Representations and Warranties of Bandwidth. Bandwidth represents and warrants to Republic Wireless as follows:

(a) Bandwidth is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Bandwidth has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(c) Bandwidth is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

(d) The individual executing this Agreement on behalf of Bandwidth has the authority to do so.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by Republic Wireless. Republic Wireless will indemnify, defend, and hold harmless Bandwidth and each of its Subsidiaries, Affiliates, officers, directors, employees and agents, successors and assigns (collectively, the “Bandwidth Indemnitees”), from and against any and all Actions, judgments, Liabilities, losses, costs, damages, or expenses, including reasonable counsel fees, disbursements, and court costs (collectively, “Losses”), that any Bandwidth Indemnitee may suffer arising from or out of, or relating to, (a) any material breach by Republic Wireless of its obligations under this Agreement, or (b) the gross negligence, willful misconduct, fraud, or bad faith of Republic Wireless in connection with the performance of any provision of this Agreement except to the extent such Losses (i) are fully covered by insurance maintained by Bandwidth or such other Bandwidth Indemnitee or (ii) are payable by Bandwidth pursuant to Section 7.11.

Section 6.2 Indemnification by Bandwidth. Bandwidth will indemnify, defend, and hold harmless Republic Wireless and its Subsidiaries, Affiliates, officers, directors, employees and agents, successors and assigns (collectively, the “Republic Wireless Indemnitees”), from and against any and all Losses that any Republic Wireless Indemnitee may suffer arising from or out of, or relating to (a) any material breach by Bandwidth of its obligations under this Agreement, or (b) any acts or omissions of Bandwidth in providing the Services pursuant to this Agreement (except to the extent such Losses (i) arise from or relate to any material breach by Republic Wireless of its obligations under this Agreement, (ii) are attributable to the gross negligence, willful misconduct, fraud, or bad faith of Republic Wireless or any other Republic Wireless Indemnitee seeking indemnification under this Section 6.2, (iii) are fully covered by insurance maintained by Republic Wireless or such other Republic Wireless Indemnitee, or (iv) are payable by Bandwidth pursuant to Section 7.11).

Section 6.3 Indemnification Procedures.

(a) (i) In connection with any indemnification provided for in Section 6.1 or 6.2, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under Section 6.1 or 6.2, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii) After receipt of a notice pursuant to Section 6.3(a)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim or such Separable Claims, as the case may be (and, in which latter case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii) If, after receipt of a notice pursuant to Section 6.3(a)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third Party Claim shall not be adversely affected by its assuming the defense of such Third Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the

Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 6.3 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within thirty days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 6.3(a)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 6.3(a)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(b) In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third Party Claim.

(c) The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(d) The Indemnitor shall pay all amounts payable pursuant to this Section 6.3 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(e) If the indemnification provided for in this Section 6.3 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(f) The remedies provided in this Section 6.3 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 6.3(b).

(g) To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Article VI.

Section 6.4 Survival. The terms and conditions of this Article VI will survive the expiration or termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Defined Terms.

(a) The following terms will have the following meanings for all purposes of this Agreement:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person controlled by such first Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract, or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, none of the Persons listed in clause (i) or (ii) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Bandwidth taken together with its Subsidiaries, or (ii) Republic Wireless taken together with its Subsidiaries.

“Confidential Information” means any information marked, noticed, or treated as confidential by a party which such party holds in confidence, including all trade secrets, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Person” means any natural person, corporation, limited liability company, partnership, trust, unincorporated organization, association, governmental authority, or other entity.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Subsidiaries of Bandwidth will be deemed to be Subsidiaries of Republic Wireless or any of its Subsidiaries, nor will any of Republic Wireless’s Subsidiaries be deemed to be Subsidiaries of Bandwidth or any of its Subsidiaries.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 30, 2016, between Bandwidth and Republic Wireless.

Section 7.2 Entire Agreement; Severability. This Agreement, the Facilities Sharing Agreement, the Tax Sharing Agreement and the Reorganization Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof. If the provisions of this Agreement conflict with any provisions of the Facilities Sharing Agreement, the provisions of this Agreement shall control, and if the provisions of this Agreement conflict with any provisions of the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control.

Section 7.3 Notices. All notices and communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed as follows:

if to Bandwidth:	Bandwidth.com, Inc.
900 Main Campus Drive, Suite 500 Raleigh, NC 27606 Attention: Legal Department Fax: 919.239.9903

if to Republic Wireless:	Republic Wireless, Inc.
900 Main Campus Drive, Suite 500
Raleigh, NC 27606
Attention: Legal Department Fax: 919.670.3115

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications will be deemed to have been given on the date of delivery if sent by facsimile or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

Section 7.4 Governing Law. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

Section 7.5 Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word “including” or any variation thereof is not limiting, and the word “or” is not exclusive. The word day means a calendar day. If the last day for giving any notice or taking any other action is a Saturday, Sunday, or a day on which banks in New York, New York or Raleigh, North Carolina are closed, the time for giving such notice or taking such action will be extended to the next day that is not such a day.

Section 7.6 No Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

Section 7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

Section 7.8 Payment of Expenses. From and after the Spin-Off Effective Date, and except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement.

Section 7.9 Binding Effect; Assignment.

(a) This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns.

(b) Except as expressly contemplated hereby (including by Section 4.1), this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that Republic Wireless and Bandwidth may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve Republic Wireless or Bandwidth, as the assignor, of its obligations hereunder.

Section 7.10 Amendment, Modification, Extension or Waiver. Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of either party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, will be deemed or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition, but any party hereto may waive its rights in any particular instance by written instrument of waiver.

Section 7.11 Legal Fees; Costs. If either party to this Agreement institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party will be entitled to receive from the other party reasonable attorneys’ fees, disbursements and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

Section 7.12 Force Majeure. Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control. Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

Section 7.13 Specific Performance. Each party agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14 Further Actions. The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

Section 7.15 Confidentiality.

(a) Except with the prior consent of the disclosing party, each party will:

(i) limit access to the Confidential Information of the other party disclosed to such party hereunder to its employees, agents, representatives, and consultants on a need-to-know basis;

(ii) advise its employees, agents, representatives, and consultants having access to such Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

(iii) safeguard such Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but not less than that degree of care used by that party in safeguarding its own similar information or material.

(b) A party’s obligations respecting confidentiality under Section 7.15(a) will not apply to any of the Confidential Information of the other party that a party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was in the possession of the receiving party at the time of disclosure to it without being subject to any obligation of confidentiality; (iv) was received after disclosure to it from a third party who, to its knowledge, had a lawful right to disclose such information to it; (v) was independently developed by the receiving party without reference to the Confidential Information; (vi) was required to be disclosed to any regulatory body having jurisdiction over a party or any of their respective clients; or (vii) was required to be disclosed by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the receiving party. In the case of any disclosure pursuant to clauses (vi) or (vii) of this paragraph (b), to the extent practical, the receiving party will give prior notice to the disclosing party of the required disclosure and will use commercially reasonable efforts to obtain a protective order covering such disclosure.

(c) The provisions of this Section 7.15 will survive the expiration or termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.

BANDWIDTH:

BANDWIDTH.COM, INC.

By:	/s/ David A. Morken
Name:	David A. Morken
Title:	Chief Executive Officer

REPUBLIC WIRELESS:

REPUBLIC WIRELESS, INC.

By:	/s/ Chris Chuang
Name:	Chris Chuang
Title:	Chief Executive Officer

EXHIBIT A – SERVICES

Category of Service	Service	Applicable Service Fee (Monthly)
Insurance Administration	Insurance Administration Support	Included with Financial Planning & Analysis Support

Technical	Software and Licenses
	- Zuora	$1,315.61
	- Salesforce.com	$2,235.00
	People and Process Support (to include the following items):	$1,441.37
	Priority 1 Support (see definition in Section 1.1(a)*
	- Network Monitoring (identifying and responding to Priority 1 issues)
	- Product Infrastructure Maintenance (Call processors, SIP proxies, HTTP proxies, Number Management, Portal and Store, CDR storage)
	- Phonebooth Stratus Maintenance (separate instance of our Stratus infrastructure for processing Phonebooth invoices and sending data to Netsuite)

Billing & Collections	People and Process Support (to include the following items):	$4,682.10
	- Invoice generation and delivery
	- Credit Card Payment processing
	- Dunning and Collections
	- Billing Support

Finance	Financial Planning & Analysis Support	$5,687.15

Legal	Intellectual Property Support	$5,012.87

Other	Such other services as Bandwidth may obtain from its officers, employees and consultants in the management of its own operations that Republic Wireless may from time to time request or require	To be mutually agreed, but not less than fair market value

*	Republic Wireless fails to meet its obligations with respect to any Priority 1 Event if (X) a Priority 1 Event is not resolved within three (3) hours of Republic Wireless first becoming aware of the Priority 1 Event from Bandwidth’s notification. The Applicable Service Fee during any calendar month in which a Priority 1 Event occurs will be reduced by one percent (1%) for each hour beyond the three (3) hour resolution window during which any Priority 1 Event remains unresolved.